Exhibit 5.2

To: Credit Suisse AG Paradeplatz 8 P.O. Box 1 8070 Zurich Switzerland	Homburger AG Prime Tower Hardstrasse 201 | CH–8005 Zurich P.O. Box 314 | CH–8037 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch

March 11, 2015, BOR | SAO | JOH 317545 | 3440491_2.docx

Credit Suisse AG, acting through its London Branch
U.S. Warrant Program under the Credit Suisse Group AG and Credit Suisse AG U.S. Shelf |
11,214 3 Year Call Warrants Expiring March 2, 2018 Linked to the Performance of the EURO STOXX 50® Index (CUSIP 22547T753)

Ladies and Gentlemen

We, Homburger AG, have acted as special Swiss counsel to Credit Suisse AG (Credit Suisse), a Swiss bank, in connection with the issuance by Credit Suisse, acting through its London Branch (the Issuing Branch), on March 4, 2015, of 11,214 3 Year Call Warrants Expiring March 2, 2018 Linked to the Performance of the EURO STOXX 50® Index (CUSIP 22547T753) (the Warrants, which expression, unless the context otherwise requires, includes the Warrant Certificate (as defined below)), under the Warrant Agreement dated as of June 18, 2009 (the Warrant Agreement), between Credit Suisse and The Bank of New York Mellon, as warrant agent (in such capacity, the Warrant Agent). As such special Swiss counsel, we have been requested to give our opinion as to certain matters of Swiss law relating to the Warrants.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (including, in the case of the Prospectus (as defined below), any document incorporated by reference therein or exhibited thereto) or any other matter.

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For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only examined the following documents (collectively, the Documents):

(i)
an electronic copy of the executed distribution agreement dated May 26, 2009, between Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as distributors, and Credit Suisse (the Distribution Agreement);

(ii)
electronic copies of (A) the executed Distributor Accession Letter dated November 17, 2009, from J.P. Morgan Securities Inc., acting through JPMorgan Private Bank and JPMorgan Private Wealth Management, to Credit Suisse, and the related Distributor Accession Confirmation dated November 17, 2009, from Credit Suisse to (and agreed to and accepted by) J.P. Morgan Securities Inc., acting through JPMorgan Private Bank and JPMorgan Private Wealth Management, and (B) Distributor Accession Letter dated November 17, 2009, from JPMorgan Chase Bank, N.A., acting through JPMorgan Private Bank and JPMorgan Private Wealth Management, to Credit Suisse, and the related Distributor Accession Confirmation dated November 17, 2009, from Credit Suisse to (and agreed to and accepted by) JPMorgan Chase Bank, N.A., acting through JPMorgan Private Bank and JPMorgan Private Wealth Management (collectively, the Accession Agreements);

(iii)	an electronic copy of the executed Warrant Agreement (together with the Distribution Agreement and the Accession Agreements, the Transaction Agreements);

(iv)	an executed copy of the warrant certificate representing the Warrants (the Warrant Certificate);

(v)	an electronic copy of the Prospectus dated March 23, 2012 (the Base Prospectus);

(vi)	an electronic copy of the Prospectus Supplement to the Base Prospectus dated August 8, 2012 (the Prospectus Supplement);

(vii)
an electronic copy of the Product Supplement no. W-1 to the Prospectus Supplement dated August 9, 2012, relating to warrants linked to the performance of one or more indices, exchange-traded funds, equity securities or a basket (the Product Supplement);

(viii)	an electronic copy of the Underlying Supplement to the Prospectus Supplement dated July 29, 2013, relating to indices and exchange-traded funds (the Underlying Supplement);

(ix)	an electronic copy of the final Pricing Supplement No. W19 to the Underlying Supplement, the Product Supplement, the Prospectus Supplement and the Base Prospectus dated February 27,

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2015 (together with the Base Prospectus, the Prospectus Supplement, the Product Supplement and the Underlying Supplement, the Prospectus);

(x)
electronic copies of the executed officer's certificate and certificate of authorized persons, in each case, dated December 19, 2014, and issued pursuant to Sections 1.02, 1.03(b), 1.05(a)(iii) and 6.08 of the Warrant Agreement;

(xi)	a certified excerpt from the Register of Commerce of the Canton of Zurich for Credit Suisse, dated December 15, 2014 (the Excerpt);

(xii)
a copy of the articles of association (Statuten) of Credit Suisse in their version as of (A) August 26, 2008 (the 2008 Articles), (B) May 2, 2011 (the 2011 Articles), and (C) September 4, 2014 (the 2014 Articles);

(xiii)
an electronic copy of (A) the Organizational Guidelines and Regulations of Credit Suisse, valid as of January 1, 2006 (the 2006 Regulations), and (B) the Organizational Guidelines and Regulations of Credit Suisse Group AG and Credit Suisse, valid as of (v) March 24, 2009 (the 2009 Regulations), (w) February 8, 2012 (the February 2012 Regulations), (x) October 24, 2012 (the October 2012 Regulations), (y) May 8, 2014 (the May 2014 Regulations), and (z) June 19, 2014 (the June 2014 Regulations);

(xiv)
an electronic copy of the GP-00200 Global Policy Funding Authority within Credit Suisse Group and Credit Suisse effective as of (A) December 17, 2008 (the 2008 Funding Authority), and (B) May 18, 2012 (the 2012 Funding Authority);

(xv)
an electronic copy of (A) the memorandum dated April 3, 2009, executed by R. Fassbind, as Chief Financial Officer of Credit Suisse (CFO) and R. Enderli, as Treasurer of Credit Suisse (Treasurer) (the Warrant Program Approval), on April 8, 2012, (B) the certificate of D. Mathers, as CFO, dated March 14, 2012 (the Registration Statement Approval), (C) the memorandum dated July 10, 2012, executed by D. Mathers, as CFO and R. Enderli, as Treasurer (the Warrant Program Update Approval), on July 11, 2012, and (D) the certificate of D. Mathers, as CFO, dated May 15, 2014 (the 2014 CFO Approval and, together with the Warrant Program Approval, the Registration Statement Approval and the Warrant Program Update Approval, the Approvals);

(xvi)
an electronic copy of (A) the power of attorney dated April 8, 2009, issued by R. Fassbind, as CFO, and R. Enderli, as Treasurer (the 2009 Power of Attorney), and (B) the power of attorney dated July 22, 2013, issued by D. Mathers, as CFO, and R. Enderli, as Treasurer (the 2013 Power of Attorney);

(xvii)
an electronic copy of the Structured Notes and Warrants – Business Division Authorizations (Version 6.0), finalized January 1, 2015, which was issued pursuant to Section 4.4 of the Funding Authority (the 2015 Business Authorization List);

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(xviii)	an electronic copy of the Secretary's Certificate dated March 11, 2015 (including the exhibits thereto, the Secretary's Certificate), executed by Pierre Schreiber and Joan Belzer; and

(xix)	an email confirmation from Haewon Lee dated March 11, 2015 (the Confirmation).

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion, we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)
all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents; and

(c)
except as expressly opined upon herein, all information contained in the Documents is, and all material statements made to us in connection with the Documents are, true and accurate, including, without limitation, the statements set forth in:

(i)	the Confirmation as to the following facts:

(A)	the Warrants are warrants issued pursuant to business-driven transactions within the meaning of the 2012 Funding Authority;

(B)	the copy of the Warrant Certificate attached to the Confirmation (or as otherwise provided to Homburger AG by Credit Suisse) is a true and correct copy of the original document; and

(C)
the terms of the Warrants have been approved by the persons whose signatures appear on the Warrant Certificate, and such persons were employees of Credit Suisse or one of its affiliates at the time of such approval and execution of the Warrant Certificate; and

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(ii)	the Secretary's Certificate, including as to the following facts:

(A)	the 2014 Articles continue in full force and effect and have not been amended;

(B)	the 2011 Articles were in full force and effect and had not been amended as of the dates of the Base Prospectus, the Prospectus Supplement, the Product Supplement and the Underlying Supplement;

(C)	the 2008 Articles were in full force and effect and had not been amended as of the dates of the Warrant Agreement and the Distribution Agreement;

(D)	the June 2014 Regulations continue in full force and effect and have not been amended;

(E)	the May 2014 Regulations were in full force and effect and had not been amended as of the date of the 2014 CFO Approval;

(F)	the October 2012 Regulations were in full force and effect and had not been amended as of the dates of the Underlying Supplement and the 2013 Power of Attorney;

(G)
the February 2012 Regulations were in full force and effect and had not been amended as of the dates of the Base Prospectus, the Prospectus Supplement, the Product Supplement, the 2012 Funding Authority, the Registration Statement Approval and the Warrant Program Update Approval;

(H)	the 2009 Regulations were in full force and effect and had not been amended as of the dates of the Warrant Agreement, the Distribution Agreement and the Warrant Program Approval;

(I)	the 2006 Regulations were in full force and effect had not been amended as of the dates of the 2008 Funding Authority;

(J)	the 2012 Funding Authority, the Approvals and the 2013 Power of Attorney continue in full force and effect and have not been amended;

(K)	the 2008 Funding Authority was in full force and effect and had not been amended as of the dates of the Warrant Program Approval, the Registration Statement Approval and the Base Prospectus;

(L)	the 2009 Power of Attorney was in full force and effect and had not been amended as of the dates of the Warrant Agreement and the Distribution Agreement;

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(M)
the Distribution Agreement continues in full force and effect and has not been amended, other than by (i) the Accession Agreements or (ii) any other Distributor Accession Letter or Distributor Accession Confirmation (each as defined in the Distribution Agreement) related to warrants that are not Warrants;

(N)	the Excerpt is correct and complete;

(O)	the Warrant Agreement has not been terminated, rescinded or amended in any way and is in full force and effect; and

(P)
immediately after giving effect to the issuance of the Warrants, the aggregate issuance amount, as measured by the aggregate offering price, of (i) warrants (including the Warrants) outstanding on, or issued on or after, July 10, 2012, pursuant to the Prospectus Supplement, including any supplement thereto, will not exceed USD 2 billion in accordance with the Warrant Program Update Approval and (ii) securities (including the Warrants) issued on or after March 23, 2012, pursuant to the U.S. automatic registration statement on Form F-3ASR of which the Base Prospectus forms a part, will not exceed USD 60 billion in accordance with the 2014 CFO Approval.

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that as of the date hereof:

1.	Credit Suisse is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland.

2.	Credit Suisse has the necessary corporate power and authority to, acting through the Issuing Branch, issue the Warrants.

3.	The Warrants have been duly authorized by all necessary corporate action by Credit Suisse.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)
The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

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(b)
We express no opinion on the legality, validity or enforceability of any of the provisions of any Transaction Agreement or the Warrants or the performance of the obligations assumed by Credit Suisse thereunder.

(c)	Further, we express no opinion as to tax matters, regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter.

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We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention after the date hereof. This opinion is addressed to you for your benefit, and is not to be relied upon by any other person without our express consent, except that it may be relied upon by initial purchasers of the Warrants and by Davis Polk & Wardwell LLP for purposes of issuing its opinion to you on or about the date hereof with respect to certain matters of the laws of the State of New York and United States federal law pertaining to the Warrants.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to a report on Form 6-K to be filed by Credit Suisse on or around the date hereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. Save as aforementioned, this opinion may not be transmitted by you to any other person, quoted or referred to in any public document or filed with anyone, in each case, without our express consent.

This opinion shall be governed by and construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being the city of Zurich.

Sincerely yours,
Homburger AG